EXHIBIT 4.1

                       CONSULTING SERVICES CONTRACT

     This consulting services agreement ("Consulting Agreement") is made as of this 23th day of October, 2000, by and between the undersigned Mark DeStefano ("Consultant"), with an office located at 500 North Rainbow Boulevard, Suite 300, Las Vegas, NV 89107, and PICK-UPS PLUS, INC., 5181Natorp Boulevard, Mason, Ohio, 45040, (referred to herein as the "Company"), with Consultant and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for ten (10) dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

     WHEREAS, the Company (a Delaware corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "PUPS"; and

     WHEREAS, the Consultant is a principal of a registered filing agent (Studes LLC) and is in the business of consulting with public companies regarding public filings with the Securities and Exchange Commission ("SEC") and assisting companies in the organization and preparation of diligence material relating to mergers and acquisitions; and

     WHEREAS, the Company wishes to retain the Consultant on a non-exclusive basis; and

    IT IS, THEREFORE agreed that:

1. Services. The Company shall retain the Consultant to provide general corporate consulting services which may include, but not be limited to: assistance in the preparation and organization of corporate and financial due diligence material, assistance with corresponding with the Company's accountants, auditors and legal counsel, and assistance with general filings in accordance with the Rules and Regulations of the Securities and Exchange Commission. The filings to be worked on by the Consultant may include, but not be limited to filings such as Form 10Q-SB, Form 8K, Form 10K-SB, Proxy Material, Form S-8, etc. The Consultant shall agree to make itself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

      The Company understands that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof until the end of the fiscal year 2000 (the "Term").

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, the Consultant shall be granted a warrant (the "Warrant") to purchase 500,000 shares of the Company's common stock, par value $.001 per share, at a purchase price of $.15 per share. The Warrant may be exercised in whole or in part, for a period of ten years from the date of signing the Warrant which shall be in the exact form as attached hereto. The Warrant, pursuant to the consent of the Company's Board of Directors, shall be granted in the name of Mark DeStefano. The Company hereby agrees to register the shares of common stock underlying the above referenced Warrant on a Form S-8 registration statement and the Company shall obtain the requisite opinion letter from its corporate counsel as to the legality of such registration.



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4.  Arbitration.  The parties hereby agree that any and all claims
(except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Ohio. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Ohio. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Ohio, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5.  Miscellaneous.

      5.1  Assignment.  This Agreement is not transferable or assignable.

      5.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

      5.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

      5.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

     5.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

      5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

                                                PICK-UPS PLUS, INC.
                                                By:/s/ John Fitzgerald
                                                John Fitzgerald, CEO

AGREED AND ACCEPTED

By:/s/ Mark DeStefano
---------------------
      Mark DeStefano
      500 North Rainbow Boulevard
      Las Vegas, NV 89107



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